EXHIBIT 12.1

OHIO CASUALTY CORPORATION

EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(DOLLARS IN THOUSANDS)

	Quarter Ended March 31, 2004	Quarter Ended March 31, 2003	Year Ended December 31,
			2003	2002	2001	2000	1999	1998
Pretax income (loss) from continuing operations	$29,891	$29,785	$107,575	$(6,706)	$126,388	$(129,702)	$136,889	$103,000
Fixed charges:
Interest expense	2,535	2,538	10,148	9,482	11,708	15,632	14,046	3,547
Amortization of debt expense	138	135	553	577	1,909	463	342	340
One-third of rentals	851	997	3,921	4,321	4,352	4,983	5,134	4,022

EARNINGS	$33,415	$33,455	$122,197	$7,674	$144,357	$(108,624)	$156,411	$110,909

Fixed charges:
Interest expense	2,535	2,538	10,148	9,482	11,708	15,632	14,046	3,547
Amortization of debt expense	138	135	553	577	1,909	463	342	340
One-third of rentals	851	997	3,921	4,321	4,352	4,983	5,134	4,022

FIXED CHARGES	$3,524	$3,670	$14,622	$14,380	$17,970	$21,078	$19,522	$7,909

Ratio of Earnings to Fixed Charges	9.48	9.12	8.36	0.53 *	8.03	(5.15)*	8.01	14.02

Earnings in Excess of Fixed Charges	$29,891	$29,785	$107,575	$(6,706)	$126,388	$(129,702)	$136,889	$103,000

*	Due to the Registrant’s loss in 2002 and 2000, the ratio converge was less than 1:1. The registrant must generate additional earnings of $6,706 and $129,702 in 2002 and 2000, respectively to have achieved a coverage of 1:1.